Exhibit 1.1

[Translation]

ARTICLES OF INCORPORATION

June 23, 2009

HONDA MOTOR CO., LTD.

Record of Resolutions of the General Meetings of Shareholders

1. September 8, 1948	(drafting for Incorporation)
2. September 24, 1948	(establishment)
3. November 14, 1949	(amendment)
4. July 1, 1951	(amendment)
5. October 25, 1951	(amendment)
6. April 10, 1952	(amendment)
7. August 2, 1952	(amendment)
8. September 20, 1952	(amendment)
9. December 1, 1952	(amendment)
10. May 20, 1953	(amendment)
11. August 16, 1953	(amendment)
12. September 27, 1953	(amendment)
13. December 30, 1953	(amendment)
14. April 17, 1955	(amendment)
15. October 29, 1955	(amendment)
16. October 29, 1956	(amendment)
17. April 27, 1957	(amendment)
18. October 29, 1957	(amendment)
19. April 28, 1959	(amendment)
20. April 28, 1960	(amendment)
21. October 28, 1960	(amendment)
22. October 30, 1961	(amendment)
23. April 26, 1962	(amendment)
24. October 26, 1962	(amendment)
25. December 18, 1962	(amendment)
26. April 28, 1964	(amendment)
27. October 30, 1970	(amendment)
28. October 29, 1973	(amendment)
29. April 26, 1974	(amendment)
30. April 24, 1975	(amendment)
31. May 25, 1978	(amendment)
32. May 22, 1980	(amendment)
33. May 27, 1982	(amendment)
34. October 1, 1982	(amendment)
35. August 19, 1985	(amendment)
36. May 28, 1987	(amendment)
37. June 27, 1991	(amendment)
38. June 29, 1994	(amendment)
39. June 29, 1999	(amendment)
40. June 28, 2001	(amendment)
41. June 25, 2002	(amendment)
42. June 24, 2003	(amendment)
43. June 23, 2004	(amendment)
44. June 23, 2005	(amendment)
45. June 23, 2006	(amendment)
46. July 1, 2006	(amendment)
47. June 22, 2007	(amendment)
48. June 24, 2008	(amendment)
49. June 23, 2009	(amendment)

Chapter I. General Provisions

Article 1.    (Corporate name)

The Company is called Honda Giken Kogyo Kabushiki Kaisha, which is written in English as HONDA MOTOR CO., LTD.

Article 2.    (Objects)

The object of the Company shall be to carry on the following business:

1.	Manufacture, sale, lease and repair of motor vehicles, ships and vessels, aircrafts and other transportation machinery and equipment.

2.	Manufacture, sale, lease and repair of prime movers, agricultural machinery and appliances, generators, processing machinery and other general machinery and apparatus, electric machinery and apparatus and precision machinery and apparatus.

3.	Manufacture and sale of fiber products, paper products, leather products, lumber products, rubber products, chemical industry products, ceramic products, metal products and other products.

4.	Overland transportation business, marine transportation business, air transportation business, warehousing business, travel business and other transport business and communication business.

5.	Sale of sporting goods, articles of clothing, stationary, daily sundries, pharmaceuticals, drink and foodstuffs and other goods.

6.	Financial business, nonlife insurance agency business, life insurance agency business, construction business including building construction work and real estate business including real estate brokerage.

7.	Publishing business, advertising business, translation business, interpretation business, management consultancy business, information services including information processing, information and communication and information provision, industrial planning and design, comprehensive security business and labor dispatch services.

8.	Management of parking garages, driving schools, training and education facilities, racecourses, recreation grounds, sporting facilities, marina facilities, hotels, restaurants and other facilities.

9.	Manufacture, sale and licensing of equipment, parts and supplies and all other relevant business activities and investments relating to each of the foregoing items.

Article 3.    (Location of head office)

The Company shall have its head office in Minato-ku, Tokyo.

Article 4.    (Governance components)

The Company shall have the following governance components as well as General Meetings of Shareholders and Directors, respectively.

1. Board of Directors

2. Corporate Auditors

3. Board of Corporate Auditors

4. Accounting Auditors

Article 5.    (Method of giving public notices)

The public notices of the Company shall be given by publication in the Nihon Keizai Shinbun published in Tokyo.

Chapter II. Shares

Article 6.    (Total number of shares authorized to be issued by the Company)

The total number of shares authorized to be issued by the Company shall be 7,086,000,000 shares.

Article 7.    (Number of shares constituting one voting unit)

The number of shares constituting one voting unit in the Company consists of one hundred (100) shares.

Article 8.    (Request for sale of Shares Less Than One Voting Unit)

A shareholder of the Company may, in accordance with the provisions of the Share Handling Regulations, make a request to the effect that such number of shares should be sold to it that will, when added to the Shares Less Than One Voting Unit already held by that shareholder, constitute one voting unit of shares.

Article 9.    (Procedures relating to shares, etc.)

Entries in the shareholders’ register, purchase and request for sale of Shares Less Than One Voting Unit and other procedures and fees relating to shares shall be governed by the Share Handling Regulations established by the Board of Directors.

Article 10.    (Shareholders’ Register Manager)

The Company shall have a Shareholders’ Register Manager.

The Shareholders’ Register Manager and its place of business shall be decided by resolution of the Board of Directors, and a public notice thereof shall be given.

Preparation and storage of the shareholders’ register of the Company, the register of stock acquisition rights and any other business relating to shares and stock acquisition rights shall be delegated to the Shareholders’ Register Manager and not conducted by the Company.

Article 11.    (Record date)

The shareholders appearing or recorded on the shareholders’ register as of the end of each business year shall be the shareholders entitled to exercise the rights of shareholders at the ordinary general meeting of shareholders for such business year.

If it is necessary in addition to the preceding paragraph, the shareholders or registered pledgees appearing or recorded on the shareholders’ register as of a specific date of which advance public notice is given in accordance with the resolution of the Board of Directors may be deemed the shareholders or registered pledgees entitled to exercise the rights of shareholders or registered pledgees.

Chapter III. General Meeting of Shareholders

Article 12.    (Time of convocation)

The ordinary general meeting of shareholders shall be convened within three　months from the day following the end of each business year.

In addition to the above, an extraordinary general meeting of shareholders shall be convened whenever necessary.

Article 13.    (Persons to convene meeting)

Except as otherwise provided by laws or ordinances, a general meeting of shareholders shall be convened by the President and Director, based upon the resolution of the Board of Directors. If the President and Director is prevented from so doing, one of the other Directors in the order fixed in advance by the Board of Directors shall convene the meeting.

Article 14.    (Chairman)

Chairmanship of a general meeting of shareholders shall be assumed by the Chairman of the Board of Directors or the President and Director pursuant to a resolution made in advance by the Board of Directors. If both the Chairman of the Board of Directors and the President and Director are prevented from so doing, one of the other Directors shall do so in the order fixed in advance by the Board of Directors.

Article 15.    (Resolutions)

Except as otherwise provided by laws or ordinances or by the Articles of Incorporation, resolutions at a general meeting of shareholders shall be adopted by a majority vote of the shareholders present who are entitled to exercise their voting rights thereat.

The special resolution provided for in Article 309, Paragraph 2 of the Company Law shall be adopted by two-thirds or more of the votes of the shareholders present at a meeting, who must hold one-third or more of the voting rights of shareholders who are entitled to exercise their voting rights.

Article 16.    (Exercise of voting rights by proxy)

Any shareholder or the legal representative may delegate the power to exercise the voting rights to proxy, provided that such proxy shall be one shareholder of the Company who is entitled to voting rights. Such shareholder or proxy shall present to the Company a document evidencing the proxy’s power of representation for each general meeting of shareholders.

Article 17.    (Minutes)

The minutes of general meetings of shareholders shall record the substance of the proceedings at the meetings, the results thereof and other matters as prescribed by laws or ordinances, and such minutes shall be kept on file for ten years at the head office of the Company and the certified copies thereof shall be kept on file for five years at each of the branches of the Company.

Chapter IV. Directors and Board of Directors

Article 18.    (Number of Directors)

Directors of the Company shall be not more than thirty in number.

Article 19.    (Election of Directors)

Directors shall be elected by the resolution of a general meeting of shareholders. Resolution of such elections shall be adopted by a majority of the votes of the shareholders present, who must hold one-third or more of the votes of all shareholders who are entitled to exercise their voting rights. A resolution for the election of Directors shall not be made by cumulative voting.

Article 20.    (Term of Office)

The term of office of Directors shall expire at the close of the ordinary general meeting of shareholders relating to the business year ending within one year after their election to office.

Article 21.    (Directors with executive powers)

The Board of Directors shall appoint from among the Directors one President and Director and may appoint one Chairman of the Board of Directors, several Executive Vice Presidents and Directors, Senior Managing Directors and Managing Directors.

Article 22.    (Representative Directors)

The President and Director shall represent the Company.

In addition to the preceding paragraph, the Board of Directors shall appoint, pursuant to its resolutions, Directors who shall each represent the Company.

Article 23.    (Board of Directors)

Except as provided by laws or ordinances or by the Articles of Incorporation, matters relating to the Board of Directors shall be governed by the Regulations of the Board of Directors established by the Board of Directors.

Article 24.    (Notice of meetings of the Board of Directors)

Notice of convocation of a meeting of the Board of Directors shall be sent to each Director and Corporate Auditor three days prior to the date of the meeting, provided, however, that such period may be shortened in case of urgent necessity.

If the consent of all Directors and Corporate Auditors is obtained in advance, a meeting may be held without following the procedures for convening a meeting.

Article 25.    (Omission of the resolution of the Board of Directors)

The Company shall deem that there was a resolution of the Board of Directors, if the conditions of Article 370 of the Company Law are satisfied.

Article 26.    (Remuneration of Directors, etc.)

Remuneration, bonus and other proprietary benefits provided by the Company as compensation for the duties of Directors shall be determined by resolution of a general meeting of shareholders.

Chapter V. Corporate Auditors and Board of Corporate Auditors

Article 27.    (Number of Corporate Auditors)

Corporate Auditors of the Company shall be not more than seven in number.

Article 28.    (Election of Corporate Auditors)

Corporate Auditors shall be elected by resolution of a general meeting of shareholders. Resolution of such election shall be adopted by a majority of the votes of the shareholders present, who must hold one-third or more of the votes of shareholders who are entitled to exercise their voting rights.

Article 29.    (Term of Office of Corporate Auditors)

The term of office of Corporate Auditors shall expire at the close of the ordinary general meeting of shareholders relating to the last business year ending within four years after their election to office.

The term of office of a Corporate Auditor elected to fill the vacancy of a Corporate Auditor who resigned from his/her office before the expiration of his/her term shall expire at the time of expiration of the term of office of the retired Corporate Auditor.

Article 30.    (Board of Corporate Auditors)

Except as provided by laws or ordinances or by the Articles of Incorporation, matters relating to the Board of Corporate Auditors shall be governed by the Regulations of the Board of Corporate Auditors established by the Board of Corporate Auditors, provided, however, that such Regulations may not preclude the exercise of the power of any Corporate Auditor.

Article 31.    (Notice of Meetings of Board of Corporate Auditors)

Notice of convocation of a meeting of the Board of Corporate Auditors shall be sent to each Corporate Auditor three days prior to the date of the meeting, provided, however, that such period may be shortened in case of urgent necessity.

If the consent of all Corporate Auditors is obtained in advance, a meeting may be held without following the procedures for convening a meeting.

Article 32.    (Remuneration of Corporate Auditors, etc.)

Remuneration, bonus and other proprietary benefits provided by the Company as compensation for the duties of Corporate Auditors shall be determined by resolution of a general meeting of shareholders.

Chapter VI. Accounts

Article 33.    (Business year)

The business year of the Company shall commence on the first day of April each year and end on the last day of March the following year.

Article 34.    (Governance Component deciding dividends from surplus, etc.)

The Company may determine such matters which are described in each item in Paragraph 1, Article 459 of the Company Law by a resolution of the Board of Directors.

Article 35.    (Record date for dividend from surplus)

The record date for the dividends shall be June 30, September 30, December 31 and March 31 of each year.

In addition to the above, the Company may distribute dividends from surplus by determining any record date.

Article 36.    (Limitation period for dividend)

The Company shall be relieved of the obligation to pay dividend upon expiration of three full years from the day they became due and payable.

Supplemental Provisions (Amendments to the Articles of Incorporation as of June 23, 2009)

Article 1. Preparation and storage of the register of lost share certificates and any other business relating thereto shall be delegated to the Shareholders’ Register Manager and shall not be conducted by the Company.

Article 2. This and the preceding Article will be valid only until January 6, 2010.

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